Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(a Delaware corporation)

Proteostasis Therapeutics, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.

Upon the effectiveness of this Certificate of Amendment pursuant to the DGCL, Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of the introductory paragraphs of Article IV and immediately before paragraph “A. Common Stock”:

2.

Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (such time, the “Effective Time”), every twenty (20) shares of Common Stock outstanding immediately prior to the Effective Time (such shares, the “Old Common Stock”) shall automatically without further action on the part of the Company be combined into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock”), subject to the treatment of fractional shares described below. From and after the Effective Time, certificates representing the Old Common Stock shall, without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. There shall be no fractional shares issued. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by twenty (20), will be entitled to receive cash in lieu of fractional shares at the value thereof on the date of the Effective Time as determined by the Board of Directors.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this 22nd day of December 2020.

By:	/s/ Meenu Chhabra
Name: Meenu Chhabra
Title: President and Chief Executive Officer